UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2006

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-15403	39-0968604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement.

On January 16, 2006, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of Marshall & Ilsley Corporation (the “Company”) took the following actions:

Criteria and Payout Multiples Under Annual Executive Incentive Plan and Metavante Corporation Management Incentive Plan for 2006

Dennis J. Kuester, Mark F. Furlong, John M. Presley and Thomas J. O’Neill, each of whom will be a “named executive officer” for purposes of the Company’s proxy statement for the 2006 annual meeting of shareholders, are eligible to receive annual cash incentives (bonuses) under the Company’s Annual Executive Incentive Plan based upon one or more objective financial performance criteria selected by the Compensation Committee.  Messrs. Kuester, Furlong, Presley and O’Neill will receive an annual cash incentive based on a percentage of their base salary if the performance goals are met for 2006.  The Compensation Committee determined that the performance criterion for 2006 will be earnings per share, adjusted for certain items, and approved the following threshold, target and maximum payouts:

	Payout as a Percentage of Base Salary
	Threshold	Target	Maximum
Dennis J. Kuester………………..	40%	120%	204%
Mark F. Furlong…………………	35%	100%	170%
John M. Presley…………………	25%	80%	135%
Thomas J. O’Neill……………….	25%	80%	135%

No payout will be made for performance below threshold.

Frank R. Martire, who will be a “named executive officer” for purposes of the Company’s proxy statement for the 2006 annual meeting of shareholders, is eligible to receive an annual cash incentive under the Metavante Corporation Management Incentive Plan based upon one or more objective financial performance criteria selected by the Compensation Committee.  Mr. Martire will receive an annual cash incentive based on a percentage of his base salary if the performance goals are met for 2006.  The Compensation Committee determined that the performance criteria for 2006 will be Metavante’s revenues and net income for 2006 and approved the following target and maximum payouts:

	Payout as a Percentage Base Salary
	Metavante Revenues for 2006	Metavante Net Income for 2006	Total Potential Annual Cash Incentive for 2006
Threshold………………….	18.0%	54.0%	72.0%
Target…………………..…	22.5%	67.5%	90.0%
Maximum………………….	37.5%	112.5%	150.0%

Metavante’s performance in relation to the performance criteria will be calculated independently, which would allow Mr. Martire to receive a payout under one of the criterion but not under the other.  No payout will be made under a performance criterion for performance below threshold.

Criteria and Payout Multiples Under 1994 Long-Term Incentive Plan and Metavante Corporation Long-Term Incentive Plan for 2004

On December 15, 2005, the Compensation Committee approved awards under the Company’s 1994 Long-Term Incentive Plan (the “LTIP”) of units representing share equivalents of the Company’s common stock to Messrs. Kuester, Furlong, Presley and O’Neill in the amounts of 18,000, 12,000, 5,000 and 5,000, respectively, for the performance period commencing on January 1, 2006 and ending on December 31, 2008.  On January 16, 2006, the Compensation Committee approved the performance criteria and payout multiples under the LTIP, as described below.

A payout multiple is applied to the units awarded to a participant based on the Company’s performance in relation to two equally weighted performance criteria, which represent (a) the total return of the Company’s common stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index and (b) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items.  The Company’s performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other.  For each criterion, the threshold payout multiple is 12.5% and the maximum is 137.5%, resulting in a combined maximum of 275.0%.  No payout will be made under a performance criterion for performance below threshold.  The resulting payout multiple is applied to the units awarded and units awarded to the participant in lieu of the payment of dividends.  The Company will satisfy any payout obligations under the LTIP in an amount of cash equal to the fair market value of the number of shares represented by the units.  Before awards are paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

Also on December 15, 2005, the Compensation Committee approved a targeted cash-based payment of $300,000 to Mr. Martire under the Metavante Corporation Long-Term Incentive Plan (the “Metavante LTIP”).  On January 16, 2006, the Compensation Committee approved the performance criteria and payout multiples under the Metavante LTIP, as described below.

A payout multiple will be applied to an amount equal to the cash award made to a participant based on the performance of Metavante or the Company, as the case may be, in relation to the following performance criteria:  (a) Metavante’s cumulative net income for the three-year period; (b) the total return of the Company’s common stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index; and (c) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items.  The performance of Metavante or the Company, as the case may be, in relation to the performance criteria is calculated independently, which may allow a participant to receive a payout under one or more, but less than all, of the criteria.  For the Metavante performance criterion, the threshold payout multiple is 12.5% and the maximum payout multiple is 137.5%.  For each of the two Company performance criteria, the threshold payout multiple is 6.25% and the maximum payout multiple is 68.75%.  The resulting combined maximum payout multiple is 275.0%, or $825,000.  No payout will be made under a performance criterion for performance below threshold.  Before the award is paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2006	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, General Counsel and Secretary

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